Exhibit 10.1

AT&T Inc. 175 E. Houston Street San Antonio. TX 78205

March 4, 2006
Mr. Edward E. Whitacre, Jr.

Re:	Employment Agreement between AT&T Inc. (formerly known as SBC Communications Inc.) and Edward E. Whitacre, Jr., effective November 16, 2001 (the “Employment Agreement”)
Dear Ed:
Reference is made to the above-captioned Employment Agreement between you and the Company, a copy of which is attached to this letter. This will confirm our agreement that the “Employment Agreement,” as defined in the Employment Agreement, is hereby extended until the regular annual meeting of AT&T Inc.’s stockholders to be held in 2008 without change to any of the terms of the Employment Agreement which will remain in full force and effect throughout the new Employment Term, provided, however, if you elect to relinquish your CEO responsibilities, the amount of your compensation will be subject to re-negotiation for the balance of your employment.
Please acknowledge your agreement to this extension of your Employment Agreement by signing a copy of this letter where indicated below.
Sincerely,
AT&T Inc.
AT&T Management Services, L.P.

By:	/s/ James A. Henderson Chairman, Human Resources Committee of the Board of Directors
Attachment

Agreed to:	/s/ Edward E. Whitacre, Jr. Edward E. Whitacre, Jr.